EXHIBIT 99.1

Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com
15 June 2004

Shire Pharmaceuticals Group plc (the “Company”)

The Company announces that on15 June 2004 The Honourable James A. Grant, P.C., C.M., Q.C., a non-executive director of the Company, exercised an option granted to him under the BioChem Pharma Stock Option Plan and acquired 31,859 ordinary shares of £0.05p each in the Company at an option price of £1.24 per share. This option is due to expire on 26 June 2004.

As a result of this transaction The Honourable James Grant has an interest, excluding unexercised share options, in 36,410 ordinary shares of £0.05p each in the Company.

T May
Company Secretary

For further information please contact:

Investor Relations

Cléa Rosenfeld	+44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com